Item 77B - Accountant's report on internal control


Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Columbia Acorn Trust:

In planning and performing our audit of the financial statements of Columbia Acorn Fund, Columbia Acorn International, Columbia Acorn USA, Columbia Acorn International Select, Columbia Acorn Select and Columbia Thermostat Fund (the "Funds") as of and for the year ended December 31, 2010, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2010.

This report is intended solely for the information and use of management and the Board of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
Chicago, Illinois
February 16, 2011





Item 77E - Legal Proceedings

	I.	Vogeler v. Columbia Acorn Trust, et al., No. 03 L 1550, Circuit Court,
		Third Judicial Circuit, Madison County, Ill.

	On November 13, 2003, the above-captioned lawsuit was filed against Columbia Acorn Trust ("CAT") and Columbia Wanger Asset Management, L.P.
(now known as Columbia Wanger Asset Management, LLC, "CWAM"), in the Circuit Court of the Third Judicial Circuit, Madison County, Illinois ("Madison County"), seeking certification of a plaintiff class consisting of all persons in the United States who held shares in Columbia Acorn International ("Acorn International") for a period of more than 14 days during the five years prior to and through the filing of the lawsuit.

	The Vogeler complaint is pleaded in two counts and alleges, in summary, that CWAM and CAT exposed long-term shareholders of Acorn International to trading by market timers by allegedly: (a) failing to properly evaluate daily whether a significant event affecting the value of Acorn
International's portfolio securities had occurred after foreign markets had closed but before the calculation of Acorn International's net asset value ("NAV"); (b) failing to implement Acorn International's portfolio valuation and share pricing policies and procedures; (c) allowing portfolio valuation and share pricing policies and procedures that benefited market timers at the expense of long-term shareholders; and (d) failing to know and implement applicable rules and regulations concerning the calculation of NAV (the
"Fair Valuation Lawsuit"). Count I of the Complaint alleges that the defendants breached duties of care owed to Acorn International shareholders, and Count II alleges that the asserted breaches were willful and wanton.
Both counts of the Complaint seek unspecified compensatory and punitive damages, prejudgment interest, costs and attorneys' fees.

	On December 12, 2003, the defendants removed the Vogeler case to the United States District Court for the Southern District of Illinois,
Case No. 03-cv-843.On February 12, 2004, the federal district court remanded the case back to the Illinois state court in Madison County. The defendants filed a timely appeal of the remand order.

	On April 5, 2005 the United States Court of Appeals for the Seventh Circuit
(the "Seventh Circuit") issued an Opinion in several "fair value pricing"
cases, including Vogeler.  The Seventh Circuit reversed the federal district courts' remand of those cases to state court, holding that the plaintiffs'
state law claims were preempted by federal law under the Securities Litigation
Uniform Standards Act of 1998 ("SLUSA").  The Seventh Circuit remanded the cases, including Vogeler, to the district courts with instructions to
"undo" the remand orders and dismiss the plaintiffs' complaints with prejudice.  Plaintiffs subsequently filed a motion with the district court to amend the Vogeler complaint to "plead around" the Seventh Circuit's federal preemption ruling.  However, consistent with the mandate, the federal district court denied plaintiffs' motion to amend and dismissed the Vogeler complaint with prejudice.

	Plaintiffs then filed a writ of certiorari with the United States Supreme Court seeking to appeal the Seventh Circuit's decision. The writ challenged whether the district court's remand of the case to state court was reviewable by the Seventh Circuit on appeal (the "jurisdictional issue") and whether plaintiffs' claims were federally preempted under SLUSA because they alleged misconduct "in connection with the purchase or sale of securities" (the "substantive issue"). The Seventh Circuit's decision of SLUSA preclusion created a conflict with the Second Circuit's decision in Merrill Lynch, Pierce, Fenner & Smith, Inc. v. Dabit ("Dabit").

	On January 6, 2006, the Supreme Court granted review of the appellate jurisdiction issue and, given the pendency of the Dabit appeal, held the appeal of the substantive SLUSA preclusion issue. On June 15, 2006, the Supreme Court held that the Seventh Circuit did not have appellate jurisdiction to review the district court's remand order, and remanded the case to the Seventh Circuit which, in turn, dismissed the appeals and remanded the case to state court.

	 II.	In re: Mutual Funds Investment Litigation, No. 04-MDL-1586; U.S. Dist.
		Ct. Md.

	Commencing in late 2003, several class action and derivative lawsuits were filed in federal district courts naming, among others, CAT and the Trustees of CAT, challenging the existence of consensual market timing arrangements, frequent trading and late trading. In September 2003, motions were filed by various mutual fund defendants seeking to centralize or consolidate all actions filed in federal district courts involving market timing-related allegations into one multidistrict proceeding (the "MDL Action"). On
February 20, 2004, an Order was entered transferring all federal district court cases involving market timing-related allegations to the United
States District Court for the District of Maryland.

	On September 29, 2004, plaintiffs in the class action track filed a consolidated amended class action complaint in the Multi-District Litigation styled Dukes, et al. v. Columbia Acorn Funds, et al., Case No. 04-cv-01763, which names as defendants CAT, and Ralph Wanger and Charles McQuaid as interested Trustees of CAT. The independent CAT Trustees are not named as defendants (although certain independent trustees of the other Columbia funds trusts are named). Also on September 29, 2004, plaintiffs in the derivative actions brought on behalf of shareholders in numerous fund complexes filed a consolidated amended derivative action complaint styled Slaybe, et al. v. Columbia Management Advisers, Inc., et al., Case No. 04-cv-1768, which names CAT and Columbia Acorn Fund as "nominal defendants" and the ten CAT Trustees as defendants. Judge J. Frederick Motz is assigned to the Columbia track. Defendants filed motions to dismiss the consolidated amended class action and derivative action complaints. Ultimately, Judge Motz issued Orders dismissing all claims against the funds and the independent trustees.

	III.	Delaventura v. Columbia Acorn Trust, et al., Superior Court,
		Commonwealth of Mass., Case No. 05-1093

	On March 21, 2005, a one-count breach of contract class action complaint was filed against several of the Columbia Registrants, including CAT, seeking to rescind the Contingent Deferred Sales Charges assessed upon redemption of Class B shares of Columbia mutual funds due to the alleged market timing "misconduct" of defendants (the "CDSC Lawsuit"). The Trustees are not named as defendants. In addition to the rescission of sales charges, plaintiffs seek recovery of actual damages, attorneys' fees and costs.

	On April 20, 2005, the defendants removed the case to the United States District Court for the District of Massachusetts. CAT was voluntarily dismissed from the complaint by plaintiffs.

      IV.	Approval of Settlements
      On September 14, 2007, the plaintiffs and the Columbia Defendants named in the MDL Action entered into a formal stipulation of settlement with respect to all Columbia-related claims in the MDL Action described and also including the CDSC and Fair Valuation Lawsuits.

      On April 23, 2010, the parties to the MDL Action filed with the Court a motion seeking: (a) preliminary approval of the proposed settlements;
(b) the conditional certification of the plaintiff class for purposes of settlement; (c) approval of the form and manner of giving notice to the plaintiff class of the proposed settlements; and (d) approval of the proposed schedule for various deadlines in connection with the final settlement hearing. The motion was presented to and approved by the Court on May 7, 2010.

	On October 21, 2010, the Court held a final hearing regarding the settlements and on October 25, 2010 issued a final judgment and related orders that: (a) approved the settlements as fair, reasonable and adequate, and in the best interests of members of both the plaintiff class and current shareholders of the Columbia funds, including the Columbia Acorn Funds;
(b) dismissed with prejudice all complaints against the Columbia Defendants; and (c) approved a plan of distribution for the amounts due to the plaintiff class as established in the settlements. The orders of settlement do not create any liability for the Columbia Acorn Funds.

      CWAM believes that the lawsuits are not likely to materially affect its ability to provide investment management services to the Funds.


Item 77I - Terms of new or amended securities

	Class I Shares. An additional class of securities - Class I shares - of Columbia Acorn Fund, Columbia Acorn International, Columbia Acorn USA, Columbia Acorn Select and Columbia Acorn International Select, each a series of Columbia Acorn Trust, was registered with the Securities and Exchange Commission (the "SEC"), effective September 27, 2010, through the filing of a Form Type 485(b) post-effective amendment ("PEA") to the registration statement of Columbia Acorn Trust, PEA No. 87 and Accession No. 0001193125-10-217386. PEA No. 87 contains a description of the characteristics of the new share class and is incorporated by reference herein.

	The Amended and Restated Rule 18f-3 Multi-Class Plan, dated September 27, 2010, of Columbia Acorn Trust is also incorporated herein by reference to PEA No. 87.